                                                                       EXHIBIT 3


                             HOLLYWOOD PARK, INC.
                           1050 South Prairie Avenue
                         Inglewood, California  90301

                               February 20, 1998

Mr. Marlin Torguson
Casino Magic Corp.
711 Casino Magic Drive
Bay St. Louis, Mississippi 39520

Dear Marlin:

     The purpose of this letter is to set forth our mutual agreements with respect to certain matters concerning the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 19, 1998, among Hollywood Park, Inc., a Delaware corporation ("Hollywood Park"), HP Acquisition II, Inc., which is a subsidiary of Hollywood Park, and Casino Magic Corp., a Minnesota corporation (the "Company"), pursuant to which HP Acquisition II, Inc. would merge into the Company (the "Merger"), and each stockholder of the Company would be entitled to receive $2.27 in cash for each of their shares in the Company. Consummation of the Merger is subject to approval by the Company's shareholders, among other conditions.

     1. You agree that at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, you will vote (or cause to be voted) all of the shares of the Company owned beneficially and of record by you (the "Proxy Shares") in favor of approval and adoption of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, provided, however, that you will only be required to vote such shares in favor of approval and adoption of the Merger Agreement as long as it remains in effect. In furtherance of this agreement, you are delivering to us an executed irrevocable proxy in the form attached hereto as Exhibit A (the "Proxy"), covering all of the Proxy Shares and any other shares of capital stock of the Company you may acquire.

     2. You have represented to us that:

        (a) This agreement and the Proxy have been duly executed and delivered by you and are the legal, valid and binding obligations of yours.

        (b) The execution of this agreement, the performance of your obligations hereunder and the consummation of the transactions contemplated hereby will not require notice to, or the consent of, any party to any contract to which you or the Company is a party or by which either you or the Company is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority, except that consummation of the Merger is subject to those (i) required under the Hart-Scott-Rodino Act, if any;
(ii) required by any gaming laws

Mr. Marlin F. Torguson
February 20, 1998
Page 2


applicable to the Company and Hollywood Park, and (iii) the other matters set forth in the Merger Agreement and schedules thereto. Except as set forth in the Merger Agreement and schedules thereto, the execution, delivery and performance by you of this agreement and the consummation of the transactions contemplated hereby will not (i) violate any laws, rules, regulations or judgments or decrees applicable to you or the Company, (ii) result in a breach or violation of any provision of, constitute a default under, or result in the termination of, or an acceleration of indebtedness or creation of any lien under, any contract to which you or the Company is a party or by which either you or the Company is bound or (iii) conflict with or violate any provision of the organizational or similar documents of you or the Company.

     3. You have further agreed that in furtherance of our agreement hereunder as follows:

        (a) Subject to the provisions of Section 4 below, so long as there has not been a Superior Proposal (as defined in the Merger Agreement), you agree to use your reasonable best efforts to cause the stockholders of the Company to approve and adopt the Merger and the Merger Agreement and you shall not, directly or indirectly, solicit or encourage any opposing proposal concerning the Company from any other party. You agree not to grant any proxies or enter into any voting agreement or arrangement inconsistent with this agreement or the Proxy as long as the Merger Agreement remains in effect and so long as there has been no Superior Proposal.

        (b) You agree not to (i) transfer, sell, exchange, tender, pledge, assign or otherwise dispose of or encumber any of the Proxy Shares or any interest therein (except (A) to the extent that such shares may already be encumbered or pledged, (B) to the extent such shares may be sold or transferred pursuant to preexisting agreements, and (C) that you may sell up to a maximum of 350,000 Proxy Shares during the term of this agreement in open market transactions which comply with applicable federal and state securities laws),
(ii) make any offer or enter into any contract, option or other agreement, understanding or arrangement relating to the matters in clause (i), (iii) grant any proxies, powers of attorney or authorizations with respect to any Proxy Shares or deposit any Proxy Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Proxy Shares, or (iv) take any action with respect to the Proxy Shares that would in any way restrict, limit or interfere or in any way be inconsistent with the performance of your obligations hereunder or the transactions contemplated hereby or by the proposed Merger.

        (c) You agree that any shares of capital stock of the Company that you purchase or with respect to which you otherwise acquire beneficial ownership after the date of this agreement and prior to the termination of this agreement pursuant to the terms hereof shall be considered "Proxy Shares" and subject to each of the terms and conditions of this agreement and the Proxy.

Mr. Marlin F. Torguson
February 20, 1998
Page 3


     4. It is expressly understood and acknowledged by the parties hereto that nothing contained herein is intended to restrict you from voting on any matter, or otherwise from acting, in the your capacity as a director of the Company with respect to any matter.

     5. Finally, it is important to Hollywood Park that we have the benefit of your ongoing services for at least a substantial transitional period. Accordingly, Hollywood Park has agreed to employ you and has requested that you, and you have agreed to, continue to serve as an employee of the Company for a three-year period and not to compete with Hollywood Park or the Company in any of the jurisdictions in which Hollywood Park, the Company, or their respective subsidiaries operate during the three-year period. We have agreed that you will be paid at the rate of 20,000 shares of Hollywood Park stock per year of your employment agreement and $300,000 per year in cash for your non-competition agreement. Your office will be in Bay St. Louis and you will have a secretary throughout the employment period. In addition, you will be granted options to acquire 30,000 shares of Hollywood Park common stock at an exercise price equal to the closing price of Hollywood Park's common stock on the effective date of the Merger. The foregoing payments will be made to you whether or not we terminate your employment (except in the case of a termination "for cause"). (As used herein, "for cause" shall mean (a) your material failure to perform the duties commensurate with your position and assigned to you by your supervisor or the Board of Directors of the Company or Hollywood Park, (b) habitual intoxication or inexcusable, repeated or prolonged absence from work, (c) perpetration by you of a fraud against the Company or Hollywood Park, (d) commission of a felony by you or (e) the loss or suspension of a license or finding of suitability from any governmental or regulatory authority). Moreover, Hollywood Park would like to have you join its Board of Directors after the Merger is consummated and will effect such appointment.

     6. All notices shall be in writing and shall be deemed given (and shall be deemed to have been duly received if so given) if personally delivered or sent by facsimile, or registered or certified mail, postage prepaid, addressed to the respective parties at the addresses shown on the first page of this agreement.

     7. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8. From time to time, whether before, at, or after the closing of the Merger, each party hereto agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and other documents, and to take such other action, as may be necessary or advisable in order to carry out the terms and provisions of

Mr. Marlin F. Torguson
February 20, 1998
Page 4


this agreement and the transactions contemplated hereby (including voting the Proxy Shares in favor of any such transaction).

     9. This agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. This agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without regard to principles of conflicts of law, and except that gaming laws shall be governed and construed in accordance with the laws of the respective jurisdictions in which approvals from gaming authorities are required to be obtained.

    10. In the event the Merger Agreement is terminated pursuant to the provisions thereof for any reason other than as a result of a breach by the Company, this agreement and the Proxy shall be null and void and no party hereto shall have any further responsibility and compensation to the other.

    11. If any provision of this agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and the parties hereto intend that there shall be added as part of this agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible or practicable under the circumstances.


                           [Signature page follows]

Mr. Marlin F. Torguson
February 20, 1998
Page 5


    12. This agreement may be executed in counterparts.

    If the foregoing accurately reflects your understanding, please sign this letter where indicated below and return it to me.


                                  Very truly yours,

                                  HOLLYWOOD PARK, INC.



                                  G. Michael Finnigan
                                  President, Sports and Entertainment and
                                  Chief Financial Officer


Agreed to and Accepted as
of this 25th day of February, 1998

/s/ Marlin F. Torguson
________________________
Marlin F. Torguson

                                   EXHIBIT A
                               IRREVOCABLE PROXY

     Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of February 19, 1998 by and among Hollywood Park, Inc., a Delaware corporation ("Buyer"), HP Acquisition II, Inc., a Minnesota corporation, and Casino Magic Corp., a Minnesota corporation (the "Company"), with respect to a merger of HP Acquisition II, Inc. with and into the Company in which each outstanding share of Company common stock will be converted into the right to receive $2.27 in cash. The undersigned stockholder of the Company hereby irrevocably appoints Buyer the attorney-in-fact and proxy of the undersigned, with full power of substitution, with respect to all of the shares of common stock, $.01 par value per share, of the Company owned of record or beneficially by the undersigned (the "Shares") with respect to the matters specified below. Upon the execution hereof, all prior proxies given by the undersigned or its nominee with respect to the Shares are hereby revoked and no subsequent proxies will be given, unless and until such time as the Merger Agreement is no longer approved by the Company's Board of Directors upon receipt of a Superior Proposal (as defined in the Merger Agreement). This Proxy is irrevocable (to the fullest extent permitted under Minnesota law), and is coupled with an interest and is granted in consideration of the Buyer agreeing to acquire the Company at a price per common share of $2.27 in cash pursuant to the Merger Agreement. The attorney and proxy named above will be empowered at any time prior to the earliest of (i) the effectiveness of the Merger as defined in the Merger Agreement, (ii) notice from Buyer that Buyer elects to terminate this Proxy, in accordance with its terms, to exercise all voting and other rights to the extent specified in the succeeding paragraph, or (iii) the existence of a Superior Proposal. Upon the occurrence of the earliest of the foregoing events described in clauses (i), (ii) or (iii) above, this Proxy shall expire and be of no further force or effect.

     The attorney and proxy named above, and not the undersigned, may vote the Shares subject hereto under this proxy or otherwise at any annual, special or other meeting of the holders of capital stock of the Company and any adjournments or postponements thereof (including, without limitation, the power to execute and deliver written consents with respect to the Shares) with respect to approval and adoption of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or which would reasonably be expected to impede, interfere with or prevent the consummation of the Merger, and may not exercise this Proxy on any other matters. The undersigned stockholder may vote the Shares on all other matters. The undersigned will, upon request, execute and deliver any additional documents deemed by the above-named attorney-in-fact and proxy to be necessary or desirable to effect the irrevocable proxy created hereby.

     Any obligation of the undersigned shall be binding upon the successors and assigns of the undersigned.

Dated: 2/25/98           /s/ Marlin F. Torguson
      ______________  _________________________________________
                       Marlin F. Torguson

                       Number of Shares Currently Owned: 7,954,500
                                                         __________